EXHIBIT 10.19(a)


                          AGREEMENT AND PLAN OF MERGER

         This Merger Agreement is entered into as of August 3, 2000, among Wakefield Pharmaceuticals, Inc. a Delaware corporation (the "Company"), the individuals or entities listed on Schedule A hereto solely for the purpose of agreeing to be bound by Section 2.5(e) and Section 6.2 through Section 6.6 hereof (individually a "Principal Stockholder" and collectively the "Principal Stockholders"), WPI Merger Corporation, a Delaware corporation ("Merger Sub") and IVAX Corporation, a Florida corporation ("Parent").

                             Preliminary Statements

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and the sole stockholder of Merger Sub have each approved the business combination described herein in which the Company will become a subsidiary of Parent as a result of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions hereinafter set forth (the "Merger"), pursuant to which each outstanding share of Common Stock, par value $.001 ("Company Common Stock"), of the Company will be converted into the right to receive shares of Common Stock, par value $.10 per share ("Parent Common Stock"), of Parent upon the terms and conditions set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each Principal Stockholder of the Company has entered into a Voting Agreement dated as of the date hereof (the "Voting Agreement") pursuant to which such Principal Stockholders have agreed, inter alia, to vote all their shares of Company Common Stock in favor of the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "Affiliate" of a specified Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause

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the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Merger Agreement together with all exhibits and schedules referred to herein.

         "AMEX" means the American Stock Exchange.

         "Average Closing Price" means the average closing price of Parent Common Stock on the AMEX as reported by The Wall Street Journal on the fifth, fourth and third trading days prior to the Effective Time.

         "Environmental Laws" means any federal or state statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Fair Market Value" means the closing price for a share of Parent Common Stock on the AMEX on the first business day immediately following the Effective Time.

         "Guaranty" means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

         "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated by phenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

         "Intellectual Property" means any or all of the following owned, used or controlled by the Company: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and

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sublicenses granted by or to the Company that relate to any of the foregoing;
and (g) all copies and tangible embodiments thereof (in whatever form or medium).

         "knowledge" means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of the Company shall mean the actual knowledge of the Company's Chief Executive Officer, Executive Director of Sales and Marketing, Director of Pharmaceutical Operations, Director of Trade Relations, Secretary and Chief Financial Officer or knowledge which any of such Persons should have based on a reasonable investigation as to the matters that are the subject of such representation, warranty or other statement.

         "Law" means any federal or state law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

         "Liens" means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

         "Material Adverse Effect" means any change in or effect on the business of the Company that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Company.

         "Permitted Liens" means (a) Liens for taxes, assessments or other governmental charges or levies not yet due for which adequate reserves have been accrued; (b) statutory Liens of landlord and Liens of carriers, warehousement, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types or social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value or utility of the real property or interfering with the ordinary conduct of any of the Company's business or any such real property; and (e) those Liens listed on Schedule 4.3.

         "Person" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

         "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Stockholder Representative" means Frank Byington.

         "Subsidiary" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Tax" means any federal, state, or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise,

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natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any tax return relating thereto).

                                    ARTICLE 2

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with Delaware General Corporation Law of the State of Delaware, as amended (the "DGCL") at the Effective Time (as defined below), the Merger Sub will be merged with and into the Company (the "Merger") pursuant to the terms and conditions set forth herein, with the Company being the surviving corporation in the Merger (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Parent, and the separate existence of the Merger Sub ceasing.

         2.2 Stockholders Meeting; Closing. In accordance with Section 5.2 of this Agreement, as soon as practicable following the date of this Agreement, the Company shall hold a stockholders meeting (the "Stockholders Meeting") at which the Company shall submit this Agreement and the Merger to the holders of the Company Common Stock for approval and adoption. Subject to the Merger receiving all requisite stockholder approvals and subject to the other provisions of this Agreement, the consummation of the Merger (the "Closing") shall take place on the next business day (or such later date as the parties hereto may agree) following the later of (i) the Stockholders Meeting or (ii) the satisfaction or waiver of the conditions set forth in Article 8 hereof, at 9:00 A.M. at the offices of Akerman, Senterfitt & Eidson, P.A. at One Southeast 3rd Avenue, Miami, Florida, or at such other time or place as the parties agree upon. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filings, or such other date or time agreed upon by Parent and the Company and set forth therein, the "Effective Time").

         2.3 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation thereafter, unless and until amended in accordance with their terms and as provided by law.

         2.4 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub at such time shall be the directors and officers of the Surviving Corporation, each to hold a directorship or office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until their respective successors are duly elected and qualified.

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         2.5 Exchange Ratio; Conversion of Securities.

             (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into, and become exchangeable for, the right to receive an amount of shares of Parent Common Stock equal to the result of nine hundred thousand (900,000) (the "Merger Shares") divided by the total of (i) the number of shares of Company Common Stock outstanding at the Effective Time and (ii) the number of shares of Company Common Stock options or warrants to purchase Company Common Stock (the "Company Derivative Securities") that have not been exercised immediately prior to the Effective Time (the "Exchange Ratio"); provided, however, that if the Average Closing Price is less than or equal to $40.00 but greater than $37.00 (adjusted for any stock splits, stock dividends or recapitalizations subsequent to the date hereof), then the aggregate amount of Merger Shares will be increased by fifty thousand (50,000) shares of Parent Common Stock and the Exchange Ratio will be calculated using 950,000 Merger Shares; and provided further that if the Average Closing Price is less than or equal to $37.00 (adjusted for any stock splits, stock dividends or recapitalizations subsequent to the date hereof), then the aggregate amount of Merger Shares will be increased by an additional fifty thousand (50,000) shares of Parent Common Stock and the Exchange Ratio will be calculated using 1,000,000 Merger Shares.

             (b) At the Effective Time, each share of Merger Sub common stock, par value $.01 per share ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into one validly issued, fully paid and nonassessable common share, $.001 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

             (c) If any holder of Common Stock shall be determined not to be an accredited investor (as defined in Rule 501 of the Securities Act; hereafter "Accredited Investor"), as determined by Parent in its sole discretion, then, at the sole option of Parent, each share of Company Common Stock owned by such stockholder shall only represent the right to receive an amount in cash (without interest), rounded to the nearest cent, equal to the Fair Market Value of the shares of Parent Common Stock that would otherwise have been issuable to such stockholder pursuant to Section 2.5(a) above.

             (d) No certificates evidencing fractional shares of Parent Common Stock shall be issued in exchange for certificates representing shares of Company Common Stock ("Certificates"), and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, each record holder of a Certificate previously evidencing Company Common Stock, upon surrender of such Certificate for exchange pursuant to this Section 2.5, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the Fair Market Value of Parent Common Stock by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder at the Effective Time).

             (e) At the Closing, the Parent shall deliver fourteen percent (14%) of the shares of Parent Common Stock to be delivered to each of the Principal Stockholders (but in no event less than eight and one-half percent (8.5%) of the total Merger Shares) pursuant to Section 2.5(a) to

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SunTrust Bank, as escrow agent ("Escrow Agent") to be held in escrow pursuant to the Escrow Agreement attached as Exhibit 2.5(e).

         2.6 Options. At the Effective Time, each Company Derivative Security that is outstanding and unexercised immediately prior thereto, shall be assumed by Parent and converted into an option or warrant to purchase shares of Parent Common Stock on the same terms and conditions as are in effect for the Company Derivative Security immediately prior to the Effective Time as adjusted as set forth below. Each Company Derivative Security that is converted shall be converted into an option or warrant to purchase such number of shares of Parent Common Stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option or warrant):

             (a) the number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of (i) the number of shares of Company Common Stock subject to the Company Derivative Security, and
(ii) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

             (b) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to (i) the exercise price per share of Company Common Stock under the Company Derivative Security divided by (ii) the Exchange Ratio, rounded, if necessary, up or down, to the nearest cent.

The adjustments provided herein with respect to any Company Derivative Securities that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. Prior to the Effective Time, the Board of Directors of the Company shall take such action as may be required under the governing option plans and agreements to effectuate the foregoing.

              Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under this Section 2.6.

         2.7 No Dissenter or Appraisal Rights. Pursuant to Section 262 of the DGCL, the holders of shares of Company Common Stock shall not have any appraisal rights with respect to this Agreement or the Merger.

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         2.8 Exchange Of Certificates.

             (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with Chase Mellon, the Parent's transfer agent, or such other bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, at the Effective Time, (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.5 in exchange for outstanding shares of Company Common Stock and (ii) cash in an amount sufficient (x) to make any cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5(d) and (y) to make any cash payment determined by Parent pursuant to Section 2.5(c) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.5 out of the Exchange Fund to holders of shares of Company Common Stock. Except as contemplated by Section 2.8(d) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Parent.

             (b) Exchange Procedures. Parent shall instruct the Exchange Agent to mail, as soon as is reasonably possible after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock and cash (if any). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore (A) certificates evidencing that number of whole shares of Parent Common Stock that such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate or cash which Parent determines is payable pursuant to Section 2.5(c), (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(c), and (C) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(d) (the shares of Parent Common Stock, and the cash described in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, Merger Consideration may be issued and paid in accordance with this
Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or by the transferee requesting such payment paying to the Exchange Agent any such transfer tax. Until surrendered as contemplated by this Section 2.8, each Certificate

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shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

             (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, until the holder of such Certificate shall surrender such Certificate. Upon such surrender, there shall be paid to the person or entity (hereinafter, any person or entity being referred to as a "Person") in whose name the certificates representing the shares of Parent Common Stock into which such Certificates were converted and registered, all dividends and other distributions payable in respect of such Parent Common Stock on a date after, and in respect of a record date after, the Effective Time.

             (d) Termination of Exchange Fund. Any portion of the Exchange
Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to this Article II.

             (e) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

             (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

             (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

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                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Merger Sub, jointly and severally, make the representations and warranties set forth below to the Company.

         3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of Law or any provision of Parent's Articles of Incorporation, the Merger Sub's Certificate of Incorporation or the Bylaws of either Parent or Merger Sub; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any Lien upon any property or assets of either Parent or Merger Sub pursuant to any instrument or agreement to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Effective Time.

         3.4 Registration Statement. Parent Common Stock issued hereunder will be issued pursuant to Parent's Registration Statement on Form S-4, Reg. No. 33-60847 (the "Registration Statement"). Prior to the Stockholders Meeting, Parent will have delivered to each of the Company's stockholders a copy of the prospectus, dated January 19, 2000, included in the Registration Statement, and will have made available to each of the Company's stockholders a true and complete copy of all documents incorporated by reference therein. As of the respective dates they were filed with the Commission, none of such documents (including the Registration Statement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent has filed, and will timely file, all requisite amendments to the Registration Statement which may be required through the

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Effective Time and will promptly provide each of the Company's stockholders with a copy of any such amendments.

         3.5 Validity of Merger Shares; Listing. When issued and delivered in accordance with this Agreement, the Merger Shares shall be duly and validly authorized, issued and outstanding, fully paid and non-assessable, shall not have been issued in violation of the preemptive rights of any Person, and shall be registered under the Securities Act and listed for trading on the AMEX.

         3.6 Brokers. Parent has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In order to induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the representations and warranties set forth below to Parent and Merger Sub.

         4.1 Organization. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect. The Company has all requisite right, power and authority to (a) own or lease and operate its properties, (b) conduct its business as presently conducted and (c) engage in and consummate the transactions contemplated hereby.

         4.2 Authorization; Enforceability. The Company has the capacity to execute, deliver and perform this Agreement. This Agreement and all other documents to be executed and delivered by the Company pursuant to this Agreement have been and will be duly executed and delivered and constitute or, upon execution, will constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of Law or any provision of the Company's Certificate of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of the Company pursuant to any material instrument or material agreement to which the Company is a party or by which the Company or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Effective Time, each of which instruments or agreements is listed on Schedule 4.3 hereto.

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         4.4 Consent of Governmental Authorities. Except for the filing of the
Certificate of Merger with the Secretary of State of Delaware, no consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

         4.5 Brokers. Except as set forth on Schedule 4.5, the Company has not employed any financial advisor, broker or finder. Except as set forth on
Schedule 4.5, the Company has not incurred, and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

         4.6 Organizational Documents and Corporate Records. A true and complete copy of (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws, and (c) the minute books of the Company have been previously delivered to Parent. Such minute books contain complete and accurate records in all material respects of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of the Company from the date of its incorporation to the date hereof. All matters requiring the authorization or approval of the board of directors, a committee of the board of directors, the incorporators, or the shareholders of the Company have been duly and validly authorized and approved by them except where such approval could not reasonably be expected to result in a Material Adverse Effect.

         4.7 Capitalization. As of the date hereof, the authorized share capital of the Company consists solely of 5,000,000 shares of Company Common Stock; of which 2,455,150 are issued and outstanding and 395,850 have been reserved for issuance under outstanding Company Derivative Securities. All of the issued and outstanding shares of capital stock (a) have been duly authorized, are validly issued and are fully paid and nonassessable, (b) were issued in compliance with applicable state and federal securities laws, and (c) were not issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as described on Schedule 4.7, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any share of Company Common Stock (or securities convertible into or exchangeable for share of Company Common Stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except for the Voting Agreement, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the Company Common Stock. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Company Common Stock. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Schedule 4.7 lists (i) the names of the holders of all outstanding Company Common Stock along with their respective shareholdings and (ii) the names of the holders of all outstanding Company Derivative Securities, with the respective amounts of shares, exercise prices, vesting dates and expiration dates.

         4.8 Subsidiaries. The Company does not have any Subsidiaries or any direct or indirect equity interests by stock ownership or otherwise in any Person nor is the Company engaged in a partnership, joint venture or other similar arrangement (whether written or oral) with any Person.

         4.9 Financial Statements. The Company has previously delivered to Parent a true and complete copy of the balance sheet of the Company for the fiscal years ended on September 30, 1999 and 1998, and the statement of operations for the fiscal years ended on September 30, 1999 and 1998, including any related notes and the consolidated supplement, certified by the Company's independent certified public accountants pursuant to their audit of the financial records of the Company, and the balance sheet of the Company as of May 31, 2000 (the "May 31 Balance Sheet"), and the income statement of the Company for the period ending on that date, certified by the Company's chief financial officer (collectively, the "Financial Statements"). The Financial Statements:
(a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, in all material respects the financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with generally accepted accounting principles, consistently applied with prior periods, except, with respect to the May 31 Balance Sheet, (i) as set forth on Schedule 4.9 and (ii) for the absence of footnotes and year end audit adjustments, neither of which would have a Material Adverse Effect.

         4.10 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 4.10, other than as disclosed on the May 31 Balance Sheet, the Company does not have (a) any liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise (other than nonmaterial liabilities, commitments or obligations incurred since May 31, 2000 in the ordinary course of business consistent with past practices to Persons other than any Affiliates), including but not limited to any liabilities or obligations to employees for accrued vacation or severance pay or (b) any unrealized or anticipated losses from any commitments of the Company. There is no basis for assertion against the Company of any such liability, commitment, obligation or loss.

         4.11 Compliance with Laws. The Company is in compliance with all Laws and other legal requirements applicable to it or its properties, including without limitation those relating to (a) the development, testing, manufacture, packaging, labeling, distribution and marketing of products or the provision of services and (b) employment, safety and health. The Company has not received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and the Company has no knowledge of any fact or circumstance that might give rise to such a notification. The Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

         4.12 Legal Proceedings. Except as set forth in Schedule 4.12, (a) the Company is not a party to any pending or to its knowledge threatened, legal, administrative or other proceeding, arbitration or investigation and (b) to the Company's knowledge no Person who is or was a director or officer of the Company is a party to any pending or threatened, legal, administrative or other proceeding, arbitration or investigation in their capacity as directors or officers of the Company. The Company is not subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority.

         4.13 Absence of Material Adverse Effects. Except as disclosed in
Schedule 4.13, since May 31, 2000, the Company has conducted its businesses only in the ordinary and usual course and in a manner consistent with past practices and, since such date: (a) there has been no Material Adverse Effect; and (b) except as set forth in Schedule 4.13, the Company has not engaged or agreed to engage in any of the actions described in Section 5.1(i)-(xx).

         4.14 Properties.

              (a) Except as set forth on Schedule 4.14(a), the Company has good and valid title to all assets reflected on the May 31 Balance Sheet (except assets sold or otherwise disposed of since May 31, 2000 in the ordinary course of business to Persons other than any Affiliates of the Company), free and clear of all Liens other than Permitted Liens which, except for the Security Deed described on Schedule 4.3, are not material in the aggregate.

              (b) Except as set forth in Schedule 4.14(b), all of the buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other material tangible properties of the Company are: (i) in reasonable operating condition and repair, ordinary wear and tear excepted, (ii) not in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs that are not material in nature or costs), (iii) adequate and sufficient for the continuing conduct of the business of the Company as now conducted, and (iv) free of structural or non-structural defects to the buildings on such properties and to the Company's knowledge all of the utilities serving such buildings are in good working order.

              (c) Except as set forth in Schedule 4.14(c), the Company owns or possesses adequate licenses or other legal rights to use the Intellectual Property. The Intellectual Property is owned or possessed free and clear of all Liens, except for Permitted Liens and except for such Liens which would not, individually or in the aggregate, impair the use or market value of the Intellectual Property. No claims have been made or to the Company's knowledge threatened (i) asserting the invalidity, abuse, misuse, or unenforceability, or seeking the cancellation, of any of the Intellectual Property of the Company, or
(ii) asserting that the Company's ownership or use of the Intellectual Property infringes or violates the rights of any other Person, and the Company has no knowledge of any facts or circumstances that might give rise to any such claim. The conduct of the business of the Company as currently conducted did not, does not and will not infringe in any way any Intellectual Property of any third party. To the knowledge of the Company there are no infringements of any Intellectual Property owned by or licensed by or to the Company. Except as set forth in Schedule 4.14 no payments are required for the continued use of the Intellectual Party.

         4.15 Governmental Authorizations. The Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company's properties and operation of its business as presently operated (the "Permits"). No suspension or cancellation of any of the Permits is pending or to the Company's knowledge threatened. The Company is not in conflict with, or in default or violation of any Permits.

         4.16 Employment Matters.

              (a) Employment Agreements. Except as set forth on Schedule 4.16(a), there are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between the Company and any officer, director, consultant or employee. Schedule 4.16(a) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors and consultants of the Company (including compensation paid or payable by the Company under the Plans (as hereafter defined)), and a list of all employee policies (written or otherwise), employee manuals and other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Parent.

             (b) Employment Laws. The Company has complied in all material respects with all applicable employment Laws, including payroll and related obligations, benefits, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Americans with Disabilities Act, as amended.

             (c) Employee Benefit Plans. The Company does not and has never maintained and has no liability with respect to, any employee pension benefit plan as defined in Section 3(2)(A) of ERISA, nor, except as described in
Schedule 4.16(c), any other deferred compensation, stock option, stock purchase, bonus or incentive plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA ("ERISA Affiliate") Except as set forth on Schedule 4.16(a), the consummation of the transaction contemplated by this Agreement will not entitle any individual to severance pay and will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.

             (d) Schedule 4.16(d) contains a list setting forth each employee welfare benefit plan as defined in Section 3(1) of ERISA ("Welfare Plan"). Except as may be required by applicable law, the Company is not obligated under any Welfare Plan to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment. The Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. There are no reserves, assets, surplus or prepaid premiums under any Welfare Plan.

             Without limiting the generality of Section 4.11, each Plan has been administered in all material respects in accordance with its terms and applicable Law. Except as set forth in Schedule 4.16(c), with respect to the Plans, (i) no event has occurred, and there exists no condition, facts or circumstances, that could give rise to any liability of the Company under the terms of such Plans or any applicable Law; (ii) the Company has paid or accrued in accordance with normal accounting practices all amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof; (iii) the Company has set aside adequate reserves to meet contributions which are not yet due under any Plan; (iv) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Plan, and no transaction contemplated by this

Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (v) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

         On or after the date hereof, no Plan has been, or will be, (i) terminated, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (iii) amended in any manner which would increase the cost to the Company or Parent of maintaining such Plan.

         4.17 Company Agreements. Schedule 4.17 sets forth a list (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 4.17 being referred to herein collectively as the "Company Contracts") of all written and oral agreements, arrangements or commitments to which the Company is a party or by which any of their assets is bound or affected, described below:

         (a) each contract or agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than $50,000 in principal amount or under which the Company has imposed (or may impose) a Lien on any of its respective assets, whether tangible or intangible, securing indebtedness in excess of $50,000;

         (b) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company of more than $50,000 per year;

         (c) each contract or agreement which involves or contributes to the Company aggregate annual remuneration which exceeds 5% of the Company's annual net revenues for the twelve months ended September 30, 1999;

         (d) all leases and subleases from any third person to the Company in each case requiring annual lease payments in excess of $10,000;

         (e) each contract or agreement to which the Company or any of its Affiliates is a party limiting, in any respect, the right of the Company or any of its Affiliates (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Affiliates or (ii) to solicit any customer or client;

         (f) fire, casualty, liability, title, worker's compensation and all other insurance policies and binders maintained by the Company;

         (g) all collective bargaining or other labor union contracts or agreements to which the Company is a party or applicable to persons employed by the Company;

         (h) all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of the Company; and

         (i) all other contracts or agreements which individually or in the aggregate are material to the Company or the conduct of its business, other than those which are terminable upon no more than 30 days notice by the Company without penalty or other adverse consequence.

             Schedule 4.17 further identifies each of the Company Contracts which contain anti-assignment, change of control or notice of assignment provisions. The Company Contracts are each in full force and effect and are the valid and legally binding obligations of the Company which is a party thereto and to the Company's knowledge are valid and binding obligations of the other parties thereto. The Company is not in default under its Certificate of Incorporation or other organizational documents in any respect or in material default under any Company Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

         4.18 Significant Customers. Except as set forth on Schedule 4.18 since September 30, 1999, no Significant Customer (as defined below) of the Company has (a) canceled, suspended or otherwise terminated its relationship with the Company, (b) advised the Company of its intention to cancel, suspend or terminate its relationship or to decrease its purchases from the Company or to adversely change the terms upon which it purchases products from the Company, or
(c) to the Company's actual knowledge without any inquiry, could reasonably be expected to cancel, suspend or terminate its relationship or to decrease its purchases from the Company as a result of the consummation of the transactions contemplated hereby. Except as indicated on Schedule 4.18, all supplies and services necessary for the conduct of the Company's business as presently conducted and as proposed to be conducted are readily obtainable from alternate sources on comparable terms and conditions as those presently available to the Company. Except as disclosed in Schedule 4.18, at no time during the last two years prior to the date hereof have the sales, manufacturing or other business operations of the Company been materially adversely affected by shortages or availability of products or raw materials necessary to sell or manufacture the products presently sold by the Company. For purposes of this Section 4.18 "Significant Customers" shall mean any of the fifteen largest customers (each such customer referred to as a "Significant Customer") (measured by dollar volume) of the Company, during each of (i) the fiscal year ended September 30, 1999 and (ii) the eight months ended May 31, 2000.

         4.19 Tax Matters. All Tax returns and other similar documents required to be filed with respect to the Company have been timely filed with the appropriate governmental authorities in all jurisdictions in which such returns and documents are required to be filed, all of the foregoing as filed are true, correct and complete in all respects and reflect accurately all liabilities for Taxes of the Company for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. All Taxes, if any, collectible or payable by the Company or relating to or chargeable against any of their assets, revenues or income through May 31, 2000 were fully collected and paid by such date or provided for by adequate reserves in the May 31 Balance Sheet and all similar items due through the Effective Time will have been fully paid by that date or provided for by adequate reserves. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made on the May 31 Balance Sheet, and, to the knowledge of the Company, there exists no reasonable basis for the making of any such claims. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

         4.20 Related Parties. Except as set forth on Schedule 4.20, no current officer or member of the Board of Directors of the Company (a) owns, directly or indirectly, any interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible of the Company; or (c) has an interest in or is, directly or indirectly, a party to any Company Contract, except for employment, consulting or other personal service agreements which are listed on Schedule 4.16(a) hereto.

         4.21 Insurance. Set forth on Schedule 4.21 is a list of all insurance policies providing insurance coverage of any nature to the Company. Company has previously delivered to Parent a true and complete copy of all of such insurance policies as amended. Such policies are sufficient for the compliance by Company with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied in all material respects with all material terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to the Company in writing an intention to cancel any such policy. The Company has no claim pending against any of the insurance carriers under any of such policies and there has been no actual or to the Company's knowledge alleged occurrence of any kind which may give rise to any such claim.

         4.22 Labor Relations. There is no strike or dispute pending or to the Company's knowledge threatened involving any employees of the Company. None of the employees of the Company is a member of any labor union (except as set forth in Schedule 4.22(a)), and the Company is not a party to, otherwise bound by, or to the Company's knowledge threatened with any labor or collective bargaining agreement (except as set forth in Schedule 4.22(b)). None of the employees of the Company are known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of Section 4.11, (a) no unfair labor practice complaints are pending or to the Company's knowledge threatened against the Company, and
(b) no Person has made any claim, and there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

         4.23 Absence of Certain Business Practices. Neither the Company, nor to the knowledge of the Company, nor any of the Principal Stockholders, current directors or officers of the Company (individually, an "Additional Party" and collectively, the "Additional Parties"), agents of the Company nor any Additional Party, nor any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which:

                  (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding in any jurisdiction;

                  (ii) if not received or given in the past, may have had a Material Adverse Effect in years 1997, 1998 and/or 1999;

                  (iii) if not continued in the future, may have a Material Adverse Effect or subject the Company to suit or penalty in any private or governmental litigation or proceeding which could reasonably be expected to have a Material Adverse Effect.

         The Company's existing accounting controls and procedures are sufficient to cause it to comply with the Foreign Corrupt Practices Act of 1977, as amended, of the United States.

         4.24 Pharmaceutical Products.

         (a) Schedule 4.24(a) lists each product manufactured, licensed, distributed or sold by the Company (collectively, the "Products"). The Company does not manufacture any Product.

         (b) Schedule 4.24(b) lists all product registrations which are pending or maintained by the Company, and with respect to pending product registrations, the phase of clinical development of the Products which are the subject thereof. A true and complete copy of each such product registration has been previously delivered to Parent.

         (c) The Company has no actual knowledge, without conducting any inquiry, of any set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to the Company or any of the Products; (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product; or
(iii) which could have a Material Adverse Effect on the continued operation of any facility of the Company .

         (d) Except as set forth in Schedule 4.24(d), to the Company's knowledge all Products which have been sold through the Company have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Schedule 4.24(d) hereto, during the last two years, the Company has not received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of any Products.

         4.25 Compliance with Environmental Laws. Except as set forth in
Schedule 4.25, the Company is in compliance in all material respects with all applicable Environmental Laws. Except as indicated in Schedule 4.25, (a) there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company for impairment or damage, injury or adverse effect to the environment or public health and there have been no private complaints with respect to any such matters; (b) there is no condition relating to any properties of the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws; and (c) the Company has complied in all material respects with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.

         4.26 Inventories. The inventories of the Company shown on the balance sheets included in the Financial Statements and the inventories of the Company as of the Effective Time are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company as currently conducted or any items whose expiration date has passed or will pass within six months of the date hereof (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within twelve months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements. The Company has and will continue to have adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations. Schedule 4.26 sets forth any items of inventory having an aggregate value as of May 31, 2000 in excess of $10,000.

         4.27 Accounts and Notes Receivable. The Company has delivered to Parent a true and complete aged list of unpaid accounts and notes receivable owing to the Company as of May 31, 2000. All of such accounts and notes receivable constitute only bona fide, valid and binding claims arising in the ordinary course of the Company's business, subject to no valid defenses, counterclaims or setoffs. All of such accounts and notes receivable are good and collectible receivables and will be collected in accordance with past practice and the terms of such receivables (and in no event later than six months following the Effective Time) without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the May 31 Balance Sheet.

         4.28 Conduct of Business. Except as disclosed on Schedule 4.28 hereto, since May 31, 2000, the Company has conducted its businesses in the ordinary and usual course, consistent with past practices and there has not occurred any material adverse change in its condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.28, since September 30, 1999, the Company has not:

         (a) declared or paid any dividends or other distribution (whether in cash, stock or other property) with respect to the Company Common Stock, or otherwise transferred or agreed to transfer any assets to any of its stockholders or Affiliates;

         (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have a material adverse effect on any of its properties, assets, business or prospects;

         (c) voluntarily or involuntarily sold, transferred, surrendered, abandoned or disposed of any of its assets or property rights (tangible or intangible), other than inventory and minor amounts of personal property, in the ordinary course of business consistent with past practices at a price equal to the greater of fair market value or book value;

         (d) disclosed any proprietary or confidential information to any third party, except to Parent;

         (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any Liens of any kind, except Permitted Liens;

         (f) created, incurred or assumed any liability or indebtedness for borrowed money or entered into any capitalized lease obligations;

         (g) made or committed to make any capital expenditures;

         (h) applied any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the stockholders or any Affiliates thereof or to the prepayment of any such amounts;

         (i) written off the value of any inventory or any accounts receivable or increased the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectible receivables;

         (j) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment or otherwise), other than inflationary or merit increases to officers and employees in the ordinary course of business and consistent with past practices;

         (k) altered the manner of keeping its books, accounts or records, or changed in any manner the accounting practices therein reflected;

         (l) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular dates or the dates when the same could have been collected in the ordinary course of business consistent with past practices;

         (m) allowed its levels of inventory to vary in any material respect from the levels customarily maintained; or

         (n) experienced any other event or condition of any character which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         4.29 List of Accounts. Set forth on Schedule 4.29 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of and Company's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

         4.30 Ownership by Principal Stockholders. The Principal Stockholders own an amount of Company Common Stock such that their votes in favor of the Merger shall be sufficient to effectuate the Merger without any additional votes from any other Company stockholders.

         4.31 Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement, notice, certificate or other document furnished by or on behalf of the Company to Parent, Merger Sub or their agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements contained herein or therein not misleading.

         4.32 Assets and Rights. The assets and rights owned by the Company constitute all assets and rights required to operate the business of the Company as previously conducted.

         4.33 Proxy Statement. The Company Proxy Statement (as defined in
Section 5.2) when mailed and upon the vote of the stockholders (a) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however the foregoing representation does not include or relate to any information relating directly to, or provided by, Parent or Merger Sub in writing, specifically for inclusion in the Company Proxy Statement and
(b) will be distributed to the Company's stockholders in accordance with the Company's Certificate of Incorporation and Bylaws, the DGCL and any federal or state laws.

         4.34 Size of a Person. Within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and both as of the time of entering into this Agreement and as of the Effective Time, (a), the ultimate parent entity of the Company; (i) is not engaged in manufacturing; and (ii) has less than Ten Million Dollars ($10,000,000.00) in total assets and less than One Hundred Million Dollars ($100,000,000.00) in annual net sales; and (b) no Person or Persons have the right by contract to appoint fifty percent (50%) or more of the members of the board of directors of the Company.

                                    ARTICLE 5

                                    COVENANTS

         During the period from the date of this Agreement to the Effective Time, the Company and Parent, as applicable, agree to perform the covenants set forth below.

         5.1 Interim Operations of the Company. Except to the extent Parent specifically gives its prior written consent (which may be withheld in its sole discretion), the Company shall, operate its business only in the ordinary and usual course consistent with past practices and (a) use its commercially reasonable best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it, (b) use its commercially reasonable best efforts to keep available to Parent the services of its present officers, employees and agents, (c) promptly furnish to Parent a copy of any correspondence received from or delivered to any governmental authority or any stock exchange, (d) continue and maintain the approval process in the ordinary course of registrations with respect to Products being developed, manufactured or sold by the Company, (e) maintain and keep its properties and assets in good repair and condition, (f) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof and (g) use its good faith efforts to prevent any non-Accredited Investor from exercising any options or warrants of the Company prior to the Effective Time. Additionally, during the period from the date of this Agreement to the Effective Time, except with the prior consent of Parent or as contemplated by any other provision of this Agreement, the Company shall not, directly or indirectly, (i) amend or otherwise change its Certificate of Incorporation or equivalent organizational documents; (ii) except for the issuance of securities in satisfaction of the brokerage commission payable by the Company to Corporate Development Specialists, Inc. (which is an Accredited Investor), issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (iv) recommend to its shareholders that the stockholders declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock; (v) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices; (vi) grant or make any Lien or subject itself or any of its properties or assets to any Lien of any kind other than Permitted Liens; (vii) create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices, but in no event in an aggregate amount exceeding $50,000 more than is shown on the May 31, 2000 Balance Sheet; (viii) make or commit to make any capital expenditures in excess of $50,000 in the aggregate; (ix) become subject to any Guaranty; (x) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Principal Stockholder or any Affiliate thereof or to the prepayment of any such amounts or engage in any transactions with any Affiliate; (xi) increase the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any Plan or otherwise), other than increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of any existing collective bargaining agreement; (xii) enter into any agreement which would be a Company Contract, or amend or terminate any existing Company Contract except for Company Contracts which terminate by their terms; (xiii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice; (xiv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected; (xv) enter into any commitment or transaction other than in the ordinary course of business consistent with past practices; (xvi) waive, release, assign, settle or compromise any claims or litigation; (xvii) make any Tax election or settle or compromise any federal, state or local or federal income Tax liability; (xviii) take or omit to take any action which would render any of the Company's representations or warranties untrue or misleading, or which would be a breach of any of the Company's covenants; (xix) take any action which could have a Material Adverse Effect; or (xx) agree, whether in writing or otherwise, to do any of the foregoing.

         5.2 Stockholder Vote. As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Stockholders Meeting as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable (the "Company Proxy Statement"). The Company shall deliver to its stockholders along with the Company Proxy Statement, the prospectus contained in the Registration Statement and all Parent reports filed with the SEC since January 1, 2000. Prior to delivery of the Company Proxy Statements to the stockholders, the Company shall provide a copy of the Company Proxy Statement to Parent for review and approval. The Board of Directors of the Company has approved the transactions contemplated hereby and shall solicit and secure from the stockholders of the Company such approval and adoption of this Agreement necessary to consummate the transactions contemplated hereby.

         5.3 Access. The Company shall afford to Parent and its agents and representatives access to the properties, books, records and other information of the Company, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as to not unreasonably interfere with normal business operations, and will use their best efforts to cause the personnel of the Company to assist Parent in its investigation of the Company. The Company shall furnish promptly to Parent all other information and documents concerning its business, assets, liabilities, properties and personnel as Parent may from time to time reasonably request.

         5.4 Confidentiality. Except as otherwise required by law or in the performance of obligations under this Agreement, any non-public information received by a party or its advisors from the other party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transactions contemplated by this Agreement. The obligation of confidentiality shall not extend to information which (a) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, (b) was in the possession of a party prior to its receipt from the other party, or (c) becomes available to a party on a nonconfidential basis from a source other than a party to this Agreement, provided such source is not in violation of a confidentiality agreement with the party providing such information. Upon termination of this Agreement, each party shall, upon request, promptly return or destroy any confidential information received from the other party. The covenants of the parties contained in this
Section 5.4 shall survive any termination of this Agreement but shall terminate at the Closing, if it occurs, with respect to information concerning the Company. The provisions of this Section 5.4 shall supercede and replace any prior confidential disclosure agreements between or among the parties with respect to information that is disclosed after the date of this Agreement, as stated in the opening paragraph hereof.

         5.5 Consent of Governmental Authorities and Others. Each of Parent on the one hand and the Company on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, as specified in Section 4.4, and (b) in the case of the Company, requests for consents and approvals of Persons required to be obtained, including the approval of the Company's Stockholders as specified in Section 5.2, in connection with the transactions contemplated by this Agreement; provided, however that neither Company nor Parent shall be required to pay any material amounts to any third party to obtain any such consent. Each of Parent and the Company shall promptly make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Parent and the Company represent and warrant to the other that such information, as amended or supplemented, shall be true and not misleading.

         5.6 Good Faith Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its good faith efforts to take or cause to be taken as promptly as practicable all reasonable actions that are within his or its power to cause to be fulfilled those conditions precedent to his or its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon his or its actions.

         5.7 Acquisition Proposals. Except for the transactions contemplated by this Agreement, unless and until this Agreement is terminated, the Company shall not (nor will they permit any of the their respective officers, directors, agents or Affiliates to), directly or indirectly, solicit, encourage, initiate or participate in negotiations or discussions with respect to any offer or proposal to acquire any substantial portion of the business and properties or capital stock of the Company, whether by merger, purchase of assets or otherwise (an "Acquisition Proposal") or (ii) disclose any information not customarily disclosed to any Person concerning the business or properties of the Company, afford to any Person (other than Parent and its designees) access to the properties, books or records of the Company or otherwise assist or encourage any Person in connection with any of the foregoing. In the event that the Company shall receive any Acquisition Proposal, the Company shall promptly inform Parent of all terms of such Acquisition Proposal.

         5.8 Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including all such instruments of transfer as may be necessary or desirable to transfer ownership of the Securities and to consummate the transactions contemplated by this Agreement.

         5.9 Publicity. The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable Law or the rules of AMEX.

         5.10 Termination of Employee Benefit Plans. Prior to the Effective Time, the Company covenants that it will terminate (the "Termination") by appropriate corporate resolutions all employee benefit plans sponsored by the Company that are intended to be tax-qualified under Section 401(a) of the Internal Revenue Code and shall promptly provide copies of such resolutions with respect to the Termination to Parent. The Company hereby agrees to take or cause to be taken all action necessary to complete the Termination in an expeditious and timely manner so that neither Parent nor any of its Affiliates is deemed the successor sponsor of any plan subject to the Termination.

         5.11 Employment Agreements. Prior to the Effective Time, the Company shall cause employment agreements (effective at the Effective Time) to be executed by and between the Company and each of Frank Byington, Ronald Scroggins and David Bailey in a form and on terms acceptable to Parent (the "Employment Agreements").

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Investigation; Notices. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties for purposes of this Agreement.

         6.2 Survival of Representations, Warranties and Agreements; No Recourse. No agreements in this Merger Agreement shall survive the Merger, except that (a) the agreements contained in Article II shall survive the Merger indefinitely, (b) the obligations to indemnify contained in Sections 6.3 and 6.4 hereof shall survive the Closing and the consummation of the transactions contemplated by this Merger Agreement, and (c) the representations and warranties made in Articles III and IV of this Merger Agreement or made pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Effective Time. Except as specifically set forth in Section 6.4, in no event shall Parent or Merger Sub, itself and as successor to Company, or its Affiliates or successors or assigns, have any recourse against the present or former directors, officers, employees or stockholders of Company or any of its Affiliates with respect to any representation, warranty or agreement made by Company in this Merger Agreement and Parent and Merger Sub, itself and as successor to Company, expressly agree that no claim, action or remedy shall be brought or maintained by Parent or Merger Sub, itself and as successor to Company, or its Affiliates or successors or assigns against the present or former directors, officers, employees or stockholders of Company or any of its Affiliates with respect to any representation, warranty or agreement made by Company in this Merger Agreement. Except as specifically set forth in Section 6.3, in no event shall Principal Stockholders and the Company's directors, officers and employees, have any recourse against the present or former directors, officers, employees or stockholders of Parent or Merger Sub or any of their Affiliates with respect to any representation, warranty or agreement made by Parent or Merger Sub in this Merger Agreement and Principal Stockholders expressly agree that no claim, action or remedy shall be brought or maintained by Principal Stockholders against Parent or Merger Sub or any of its Affiliates with respect to any representation, warranty or agreement made by Parent or Merger Sub in this Merger Agreement.

         6.3 Indemnification by Parent and Surviving Corporation.

             (a) Parent and Surviving Corporation shall jointly and severally, indemnify and hold Principal Stockholders and Company's directors, officers and employees (collectively, the "Company Indemnified Parties") harmless from and against, and agree promptly to defend each of the Company Indemnified Parties from and reimburse each of the Company Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (singularly, a "Company Loss" or, collectively, the "Company Losses") that any of the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                 (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Merger Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Merger Sub at the Closing in accordance with the provisions hereof;

                 (ii) any failure by Parent or Merger Sub to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent or Merger Sub pursuant hereto; and

                (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.3(a).

             (b) Notwithstanding any other provision hereof to the contrary, Parent and Surviving Corporation shall not have any liability under Section 6.3(a) above (i) unless the aggregate of all Company Losses for which Parent and Surviving Corporation would be liable with respect to Section 6.3(a)(i) or 6.3(a)(iii) (to the extent related to Section 6.3(a)(i)) above but for this sentence exceeds, on a cumulative basis, an amount equal to $250,000, and then only to the extent of such excess, (ii) unless the Stockholder Representative has asserted a claim in good faith with respect to the matters set forth in
Section 6.3(a) within eighteen (18) months of the Effective Time, and (iii) for amount in the aggregate exceeding (i) fourteen percent (14%) of the Merger Shares to be delivered to the Principal Stockholders (but in no event less than eight and one-half (8.5%) of the total Merger Shares) multiplied by (ii) the Average Closing Price.

         6.4 Indemnification by Principal Stockholders.

             (a) Principal Stockholders shall indemnify and hold Parent, Surviving Corporation and their respective stockholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses and increases in insurance premiums directly resulting from recoveries under any insurance policies, with respect to the subject matter of the indemnification claim) (singularly, a "Parent Loss" or, collectively the "Parent Losses") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                (i) any breach or inaccuracy of any of the representations and warranties made by Company or the Principal Stockholders in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

                (ii) any failure by Company or the Principal Stockholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Company pursuant hereto;

                (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.4(a).

             (b) Notwithstanding the above, the Principal Stockholders shall not have any liability under Section 6.4(a) above (i) unless the aggregate of all Parent Losses for which the Principal Stockholders would be liable with respect to Section 6.4(a)(i) or 6.4(a)(iii) (to the extent related to Section 6.4(a)(i)) above but for this sentence exceeds, on a cumulative basis, an amount equal to $250,000, and then only to the extent of such excess, and (ii) unless Parent has asserted a claim in good faith with respect to the matters set forth in Section 6.4(a) within eighteen (18) months of the Effective Time.

         6.5 Notification of Claims; Election to Defend

             (a) A party entitled to be indemnified pursuant to Section 6.3 or 6.4, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under Section 6.3 of 6.4 within 30 days after the receipt of written notice thereof from the Indemnified Party.

             (b) If the Indemnified Party shall notify the Indemnifying Party of and Claim pursuant to Section 6.5(a) hereof, and if such Claim relates to a Claim which is not a Claim for equitable relief asserted by a third party against Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party and can demonstrate the financial wherewithal to pay such Claim under Section 6.3 or 6.4, as the case may be, then the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that it has legal defenses available to it which differ from or are additional to those available to the Indemnifying Party and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such defenses, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, counsel to defend such Claim and retain control over such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim, at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 6.5(a), of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law, rule or regulation or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligation to do so. Within 15 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 6.5(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 15-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), effect any settlement or compromise of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party, or indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional written release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such proceeding, and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

         6.6 Certain Limitations of Liability.

             (a) Anything to the contrary herein notwithstanding, an Indemnified Party's recovery from an Indemnifying Party under the indemnification provisions of this Agreement shall in no event include any special, indirect, or consequential damages whatsoever.

             (b) No Parent Loss shall be asserted by Parent with respect to any matter which is covered by insurance proceeds to the extent of such insurance proceeds.

             (c) The indemnification provisions of this Article VI are the sole and exclusive post-Closing remedy of Parent (or Surviving Corporation) and Principal Stockholders for a breach of nonperformance of any representations, warranties or covenants contained in this Agreement or in any certificate delivered pursuant hereto. The Escrow Agreement, dated as of the date hereof, among the Parent, SunTrust Bank and the Principal Stockholders ("Escrow Agreement") shall be the sole source of recovery for any Parent Indemnified Party with respect to this Agreement and the payment thereof shall be governed by the terms and provisions of the Escrow Agreement.

         6.7 Restrictions on Resale by Affiliates. Although the Merger Shares have been registered with the Securities and Exchange Commission ("SEC") under the Securities Act on a Registration Statement on Form S-4, the Company understands and acknowledges that any sale, transfer or disposition by any Affiliate of the Company (as that term is defined in Rule 144 of the Securities
Act) of any Merger Stock may, under current law, be made only (i) in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or
(iii) upon receipt by Parent of an opinion of counsel reasonably acceptable to Parent, or a "no-action" letter obtained by it from the SEC, to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Schedule 6.7 sets forth a list of names and addresses of those Persons who may be deemed affiliates of the Company within the meaning of Rule 145 under the Securities Act, including the Principal Stockholders and all officers and directors of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing the accuracy and completeness of such list. There shall be added to such list the names and addresses of any other Person who becomes an Affiliate of the Company at any time after the date hereof up to and including the time of the Stockholders Meeting or who Parent identifies (by written notice to the Company) as being a Person who may be deemed to be an Affiliate of the Company. The Company shall deliver or cause to be delivered to Parent, concurrent herewith, from each of the Affiliates identified on Schedule 6.7 (as the same may be supplemented as aforesaid), which shall contain a covenant that such Affiliate will not sell or otherwise dispose of any shares of Parent Common Stock issued to it in the Merger, except in accordance with clauses (i), (ii) or
(iii) above and acknowledges that any Parent Common Stock issued to an Affiliate of Parent will have a legend evidencing such restriction and that Parent can take any and all action necessary, including issuing a stop-order with the transfer agent, to ensure compliance with such transfer restriction.

                                    ARTICLE 7

                        CONDITIONS PRECEDENT; TERMINATION

         7.1 Conditions Precedent to the Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.

             (a) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects as of the Effective Time with the same force and effect as though made on and as of such date.

             (b) Covenants Performed. The covenants of the Company contained in this Agreement to be performed or complied with on or prior to the Effective Time shall have been duly performed or complied with.

             (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

             (d) Consents. The Company shall have obtained those consents and approvals listed on Schedule 7.1(d), each of which shall have been obtained without the imposition of any material adverse terms or condition.

             (e) Opinions of Counsel. Parent shall have received from Greenberg, Traurig, LLP, legal counsel, to the Company and the Principal Stockholders, opinion letters, dated the Effective Time, in form and substance reasonably satisfactory to Parent, with respect to the matters set forth in Exhibit 7.1(e) to this Agreement.

             (f) Accredited Investor Representation Letters. Parent shall have received representation letters from each of the Company's stockholders, in the form of Exhibit 7.1(f) hereto, representing that such stockholder is an Accredited Investor and making certain other investor representations.

             (g) Stock Certificates. The Company shall have delivered certificates representing at least ninety percent (90%) of all of the issued and outstanding shares of Company Common Stock as of the Closing.

             (h) Company's Certificate. The Company shall have delivered to Parent a certificate executed by its President and Chief Executive Officer, dated the Effective Time, certifying in such detail as Parent may reasonably request, that the conditions specified in Sections 7.1(a), (b) and (c) above have been fulfilled and as to such other matters as Parent may reasonably request.

             (i) Governmental Consents. All consents and approvals required by governmental authorities for the consummation of the transactions contemplated by this Agreement shall have been obtained. All of such consents and approvals shall have been obtained without the imposition of any conditions which would materially adversely affect Parent or its ability to operate the Company after the Effective Time.

             (j) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement or seeks to or would materially adversely affect Parent or its ability to operate the Company after the Effective Time.

             (k) Employment Agreements. The Company shall have entered into the Employment Agreements with Frank Byington, David Bailey and Ron Scroggins.

             (l) Noncompetition and Confidentiality Agreement. Parent shall have entered into noncompetition and confidentiality agreement in the form attached as Exhibit 7.1(l) with Frank Byington.

             (m) General Release. The Company shall have delivered to Parent a general release in the form attached as Exhibit 7.1(m) executed by Frank Byington.

             (n) Rule 145 Letters. The Company shall have received letters from those Persons listed on Schedule 6.7 with respect to the matters set forth in
Section 6.7.

             (o) Corporate Action. The Company shall have delivered to Parent
(i) copies of the certificates of incorporation and bylaws of the Company, (ii) copies of resolutions of the Company's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of the Company by its corporate secretary, and (iii) a certificate of good standing from the Secretary of State of the State of Delaware for the Company (dated as of a date not more than 10 days prior to the Effective Time).

         7.2 Conditions Precedent to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.

             (a) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects as of the Effective Time with the same force and effect as though made on and as of such date.

             (b) Covenants Performed. The covenants of Parent contained in this Agreement to be performed or complied with on or prior to the Effective Time shall have been duly performed or complied with.

             (c) Parent's Certificate. Parent shall have delivered to the Stockholder Representative a certificate executed by its President or a Vice President, dated the Effective Time, certifying in such detail as the Stockholder Representative may reasonably request, that the conditions specified in Sections 7.2(a) and (b) above have been fulfilled.

             (d) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts the consummation of the transactions contemplated by this Agreement.

             (e) Cash to Non-Accredited Investors. The cash to be delivered to non-Accredited Investors pursuant to Section 2.5(c) shall not exceed nineteen percent (19%) of the fair market value of the Merger Shares at the Effective Time.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:

         (a)      at any time by mutual consent of the parties;

         (b) by the Parent if the Closing has not occurred on or prior to August 21, 2000 or by either party if the Closing has not occurred on or prior to August 31, 2000 (as applicable, the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder;

         (c) by Parent if the Company's Stockholders fail to approve the Transaction.

         (d) by Parent at any time in its sole discretion if any of the representations or warranties of the Company in this Agreement are not in all material respects true, accurate and complete or if the Company breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten business days after notice thereof, but in any event prior to the Termination Date;

         (e) by the Company if the Average Closing Price of Parent Common Stock is less than $34.00 (adjusted for any stock splits, stock dividends or recapitalizations subsequent to the date hereof); or

         (f) by the Company at any time in its sole discretion if any of the representations or warranties of Parent in this Agreement are not in all material respects true, accurate and complete or if Parent breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten business days after notice thereof, but in any event prior to the Termination Date.

         8.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in Sections 8.1(d) and (f) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement; provided that any termination of this Agreement pursuant to this Section shall not relieve any party from any liability for the breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach.

         8.3 Liquidated Damages. If this Agreement is terminated by either Parent or Company, pursuant to Section 8.1(d) or (f) hereof, due to a material breach by the other party of any of its obligations, representations or warranties under this Agreement, the breaching party agrees to pay the other party a termination fee equal to $1,200,000. The parties agree that the foregoing damages shall constitute liquidated damages and not a penalty. Receipt of the foregoing damages shall constitute the sole and exclusive remedy of the terminating party, at law or in equity, and shall terminate each party's rights under this Agreement. Each of the parties hereto acknowledges and agrees that this Section 8.3 has been agreed upon, after negotiation, as reasonable under the circumstances and that the foregoing damages constitute a reasonable estimate of the damages of the parties.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Parent shall also be sent to IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: General Counsel. A copy of any notices delivered to Company shall also be sent to James S. Altenbach, Greenberg Traurig, LLP, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305.

         9.2 Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

         9.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Merger Sub may assign this Agreement to any direct wholly owned Delaware Subsidiary of Parent, whether such Subsidiary currently exists or is formed in the future. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         9.4 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         9.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         9.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

         9.7 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as "Costs") incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. The Principal Stockholders (and not the Company) shall be liable for any Costs incurred by them in connection with this Agreement or the transactions contemplated hereby. In no event shall the Costs incurred by the Company exceed $125,000 (excluding the mailing costs relating to the Company Proxy Statement).

         9.8 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

         9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.10 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

         9.11 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         9.12 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

         9.13 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of Miami-Dade County, Florida. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably, unconditionally and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida has been brought in an inconvenient forum.

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.



                                        PARENT:

                                        IVAX Corporation


                                        By: /s/ Neil Flanzraich
                                           ------------------------------
                                           Neil Flanzraich
                                           Vice Chairman and President
                                           4400 Biscayne Boulevard
                                           Miami, Florida  33137
                                           USA
                                           Facsimile: (305) 575-6016

                                        MERGER SUB:

                                        WPI MERGER CORPORATION


                                        By: /s/ Neil Flanzraich
                                           ------------------------------
                                           Neil Flanzraich
                                           Title:  President

                                        COMPANY:

                                        WAKEFIELD PHARMACEUTICALS, INC.


                                        By: /s/ Frank Byington
                                           ------------------------------
                                           Name:  Frank Byington
                                           Title:  President
                                           310 Maxwell Road
                                           Suite 100
                                           Alpharetta, Georgia 30004
                                           Facsimile:

                                        PRINCIPAL STOCKHOLDERS:

                                         /s/ Frank E. Byington
                                        ---------------------------------
                                        Frank E. Byington

                                         /s/ John N. Kapoor, M.D.
                                        ---------------------------------
                                        John N. Kapoor, M.D.

                                         /s/ Marilyn M. Johnson
                                        ---------------------------------
                                        Marilyn M. Johnson

                                         /s/ Craig Laman
                                        ---------------------------------
                                        Craig Laman

                                         /s/ Raymond Schettino, M.D.
                                        ---------------------------------
                                        Raymond Schettino, M.D.

                                         /s/ Roy S. Schottenfeld, M.D.
                                        ---------------------------------
                                        Roy S. Schottenfeld, M.D.

                                         /s/ Dennis Spangler, M.D.
                                        ---------------------------------
                                        Dennis Spangler, M.D.

                                         /s/ Michael R. Stresser
                                        ---------------------------------
                                        Michael R. Stresser

                                         /s/ R. Faser Triplett, M.D.
                                        ---------------------------------
                                        R. Faser Triplett, M.D.



                                        OMC Profit Sharing Trust


                                        By: /s/ R. Faser Triplett, M.D.
                                        ---------------------------------
                                        R. Faser Triplett, M.D., Trustee

                                         /s/ Don Mitchell, M.D.
                                        ---------------------------------
                                        Don Mitchell, M.D., Trustee



                                        Triplett Investment, LLC, a Mississippi
                                        limited liability company


                                        By: /s/ Rodney Faser Triplett, Jr.
                                        ---------------------------------
                                        Rodney Faser Triplett, Jr.,
                                        Manager/Member

                                         /s/ Lloyd C. Davis, M.D.
                                        ---------------------------------
                                        Lloyd C. Davis, M.D.